Exhibit 10.6

[AMERICAN HEALTHWAYS LOGO]

NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE AMERICAN HEALTHWAYS, INC.
AMENDED AND RESTATED 2001 STOCK OPTION PLAN

        THIS STOCK OPTION AGREEMENT is made and entered into this «Day1st» day of «Month», «Year», by and between American Healthways, Inc., a Delaware corporation (the “Company”), and «First_Name» «Last_Name» (the “Optionee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the American Healthways, Inc. Amended and Restated 2001 Stock Option Plan.

        WHEREAS, the Company has adopted the American Healthways, Inc. Amended and Restated 2001 Stock Option Plan (the “Plan”), pursuant to which the Company is authorized to grant options to purchase shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”), to Colleagues of the Company;

        WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Common Stock as hereinafter provided in accordance with the provisions of the Plan.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.        Grant of Option. The Company hereby grants to Optionee a Non-Qualified Stock Option (the “Option”), exercisable in whole or in part, to purchase «TotalShares» shares of the Company’s Common Stock, for an exercise price of «AmountPerShare» per share.

    2.        Option Plan. This Option is granted under the Plan and is subject to the terms and conditions set forth in the Plan. In the event any of the provisions hereof conflict with or are inconsistent with the provisions of the Plan, the provisions of the Plan shall be controlling.

    3.        Timing of Exercise. Optionee may exercise this Option with respect to the percentage of shares set forth below from and after the dates specified below:

Percentage Vested	Date of Vesting	Options Exercisable
100%	«MoDayYrPlus4»	«Total Shares»

    This Option will expire seven (7) years from the date of grant of this Option.

    4.        Manner of Exercise. This Option shall be exercised by the Optionee (or other party entitled to exercise the Option under Section 5 of this Agreement) by delivering written notice to the Corporation stating the number of shares of Common Stock to be purchased, the person or persons in whose name the shares are to be registered and each such person’s address and social security number. Such notice shall not be effective unless accompanied by the full purchase price for all shares so purchased. The purchase price shall be payable in cash and shall be calculated as the number of shares to be purchased times the option exercise price per share as shown in Section 1 of this Agreement. Payment in currency or by certified check, cashier’s check or postal money order shall be considered payment in cash. The Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate for such shares.

    5.        Nontransferability of Option. This Option shall not be transferable by the Optionee otherwise than (i) by will or by the laws of descent and distribution, or (ii) transfers by the Optionee to a member of his or her Immediate Family or a trust for the benefit of the Optionee or a member of his or her Immediate Family. The terms of this Option shall be binding on the executors, administrators, heirs and successors of the Optionee.

    6.        Termination of Employment.

    (a)        Termination by Death. If the Optionee’s employment by the Company terminates by reason of death, this Option may thereafter be exercised, to the extent the Option was exercisable at the time of death, by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one year from the date of such death or until the expiration of the stated term of the Option, whichever period is the shorter.

    (b)        Termination by Reason of Disability. If the Optionee’s employment by the Company terminates by reason of Disability (as that term is defined under the Company’s long-term disability insurance policy), this Option may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of termination, for a period of one year from the date of such termination of employment or until the expiration of the stated term of the Option, whichever period is shorter, provided, however, that if the Optionee dies within such one-year period, the Option shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of the Option, whichever period is shorter.

    (c)           Retirement. If the Optionee’s employment by the Company terminates by reason of Retirement (as defined in the Plan), the shares subject to the Option granted hereunder not previously exercisable and vested shall become fully exercisable and vested upon the date of such termination of employment and this Option may be exercised for a period of one year from the date of such termination of employment or until the expiration of the stated term of the Option, whichever period is shorter.

    (d)        Other Termination. If the Optionee’s employment by the Company is involuntarily terminated for any reason other than death, Disability, or Retirement, of if Optionee voluntarily terminates employment, this Option shall thereupon terminate, except that this Option may be exercised by the Optionee, to the extent otherwise then exercisable, for a period of three months from the date of such termination of employment or the expiration of the Option’s term, whichever period is the shorter if the involuntary termination is without Cause (as defined in the Plan). If the Optionee’s employment by the Company is terminated for Cause, this Option shall immediately terminate.

    7.        Restrictions on Purchase and Sale of Shares. The Company shall be obligated to sell or issue shares pursuant to the exercise of this Option only in the event that the shares are at that time effectively registered or otherwise exempt from registration under the Securities Act of 1933, as amended (“the 1933 Act”). In the event that the shares are not registered under the 1933 Act, the Optionee hereby agrees that, as a further condition to the exercise of this Option, the Optionee (or his successor under Section 5 of this Agreement), if the Company so requests, will execute an agreement in form satisfactory to the Company in which the Optionee represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution. The Optionee further agrees that if the shares of Common Stock to be issued upon the exercise of this Option are not subject to an effective registration statement filed with the Securities and Exchange Commission pursuant to the requirements of the 1933 Act, such shares shall bear an appropriate restrictive legend.

    8.        Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, the number of shares of Common Stock of the Company subject to this Option and the price per share of such shares may be adjusted by the Company as may be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) pursuant to the Plan.

    9.        Change in Control. Upon a Change in Control, and if and to the extent so determined by the Committee or the Board upon a Potential Change in Control, the shares subject to the Option granted hereunder not previously exercisable and vested shall become fully exercisable and vested.

    10.        No Rights Until Exercise. The Optionee shall have no rights hereunder as a stockholder with respect to any shares subject to this Option until the date of the issuance of a stock certificate to him or her for such shares upon due exercise of this Option.

    11.        Confidentiality, Non-solicitation and Non-Compete. It is the interest of all Optionees to protect and preserve the assets of the Company. In this regard, in consideration for granting this Option and as conditions of Optionee’s ability to exercise this option, Optionee acknowledges and agrees that:

    (a)        Confidentiality. In the course of Optionee’s employment, Optionee will have access to trade secrets and other confidential information of the Company and its clients. Accordingly, Optionee agrees that, without the prior written consent of the Company, Optionee will not, other than in the normal conduct of the Company’s business affairs, divulge, furnish, publish or use for personal benefit or for the direct or indirect benefit of any other person or business entity, whether or not for monetary gain, any trade secrets or confidential or proprietary information of the Company or its clients, including without limitation, any information relating to any business methods, marketing and business plans, financial data, systems, customers, suppliers, policies, procedures, techniques or research developed for the benefit of the Company or its clients. Proprietary information includes, but is not limited to, information developed by the Optionee for the Company while employed by the Company. The obligations of the Optionee under this paragraph will continue after the Optionee has left the employment of the Company. Optionee agrees that upon leaving the employment of the Company, Optionee will return to the Company all property and confidential information in the Optionee’s possession and agrees not to copy or otherwise record in any way such information.

    (b)           Non-Solicitation. While employed by the Company and for a period of two years thereafter, Optionee shall not, upon Optionee’s own behalf or on behalf of any other person or entity, directly or indirectly,

        — hire or solicit to leave the employ of the Company any person employed by or under contract as an independent contractor to the Company; or

        — contact, solicit, entice away, or divert any disease management business from any person or entity who is a client or with whom the Company was engaged in discussions as a potential client within one year prior to the date of termination of Optionee.

    (c)        Non-Competition. While employed by the Company and continuing during the period while any amounts are being paid to Optionee and for a period of 18 months thereafter, Optionee will not own or be employed by or assist anyone else in conduct of any business (i) which is in completion with any business conducted by the Company or (ii) which Optionee knows the Company was actively evaluating for possible entry, knows the Company was actively evaluating for possible entry, in either case in the United States or in any other jurisdiction in which the Company is engaged in business or has been engaged in business during Optionee’s employment by the Company, or in such jurisdiction where Optionee knows the Company is actively pursuing business opportunities at the time of termination of employment; provided that ownership of five percent (5%) or less of the voting stock of any public corporation shall not constitute a violation hereof.

        In the event Optionee breaches any provisions of this Section 11, this Option shall immediately expire and may not be exercised, and the Company shall be entitled to seek other appropriate remedies it may have available to limit its damages from such breach.

    12.        Amendment. The Committee may amend the terms of this Option, prospectively or retroactively, but, subject to Section 8 above, no such amendment shall impair the rights of the Optionee hereunder without the Optionee’s consent.

    13.        Notices. All notices required to be given under this Option shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:
American Healthways, Inc. 3841 Green Hills Village Drive Nashville, Tennessee 37215

To the Optionee: (name and address)	_____________________________ _____________________________ _____________________________

    14.        Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or the award of this Option, or would disqualify the Plan or the Option under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option, and the remainder of the Plan and Option shall remain in full force and effect.

    15.       Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

    16.       Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee and the Company for all purposes.

        IN WITNESS WHEREOF, the parties have caused the Stock Option Agreement to be duly executed as of the day and year first above written.

AMERICAN HEALTHWAYS, INC.: Name: Ben R. Leedle, Jr. Title: President & CEO OPTIONEE: _____________________________